As filed with the Securities and Exchange Commission on January 2, 2013

File No. 333-73039

File No. 333-84071

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DUSA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey	22-3103129
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

25 Upton Drive

Wilmington, Massachusetts 01887

(Address of Principal Executive Offices) (Zip Code)

Robert F. Doman, President and Chief Executive Officer

DUSA Pharmaceuticals, Inc.

25 Upton Drive

Wilmington, Massachusetts 01887

(978) 657-7500

(Name and Address and Telephone of Agent for Service)

Copy to

Fred B. Green

Bodman PLC

6th Floor at Ford Field

1901 St. Antoine Street

Detroit, MI 48226

(313) 392-1056

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-73039), as amended, and the related Registration Statement on Form S-3 MEF (File No. 333-84071) (the “Registration Statements”) of DUSA Pharmaceuticals, Inc. (“DUSA”), registering 2,217,608 shares of DUSA’s common stock, 64,673 warrants to purchase shares of DUSA’s common stock, and 337,500 options to purchase DUSA’s common stock.

As of November 8, 2012, DUSA, Sun Pharmaceutical Industries Limited (“Sun Pharma”) and Caraco Acquisition Corporation (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). As of November 16, 2012, Sun Pharma assigned its rights under the Merger Agreement to Caraco Pharmaceutical Laboratories, Ltd. (“CPL”). On December 20, 2012, pursuant to the Merger Agreement, Merger Sub merged with and into DUSA, with DUSA surviving as a wholly-owned subsidiary of CPL (the “Merger”).

As a result of the Merger, DUSA has terminated any offering of DUSA’s securities pursuant to the Registration Statements. In accordance with an undertaking made by DUSA in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, DUSA hereby amends the Registration Statements to remove from registration all of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, Commonwealth of Massachusetts, on January 2, 2013.

DUSA PHARMACEUTICALS, INC.

By:	/s/ Richard C. Christopher
Vice President, Finance and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

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